For Release January 26, 2006	Contacts:
5:00 p.m. Eastern Time	Media: Fletcher Dean
423-229-3880 / fdean@eastman.com
Investors: Greg Riddle
423-229-8692 / griddle@eastman.com

Eastman Announces Best Full-Year and Fourth-Quarter EPS in 10 Years

KINGSPORT, Tenn., Jan. 26, 2006 - Eastman Chemical Company (NYSE:EMN) today announced earnings of $0.81 per diluted share for fourth quarter 2005 versus earnings of $0.68 per diluted share for fourth quarter 2004. Excluding the items described below for both periods, fourth-quarter 2005 earnings were $0.90 per diluted share, while fourth-quarter 2004 earnings were $0.69 per diluted share. For reconciliation to reported earnings, see Table 8 in the accompanying fourth-quarter and full-year 2005 financial tables.

Included in the results for fourth quarter 2005 were asset impairments and restructuring charges of $10 million, while fourth-quarter 2004 results included asset impairments and restructuring charges of $18 million and other operating income of $7 million. For additional information see Asset Impairments and Restructuring Charges paragraph below.

“I'm extremely pleased with the progress that Eastman made this year," said Brian Ferguson, chairman and CEO. "Both full-year and fourth-quarter 2005 earnings per share were the best in 10 years, and our 2005 sales revenue was the best in the company's history. Recent structural changes we have implemented, along with the dedication of Eastman employees throughout the company, were key contributors to these outstanding results.”

(In millions, except per share amounts)	4Q2005	4Q2004	FY2005	FY2004
Sales revenue	$1,729	$1,658	$7,059	$6,580
Sales revenue excluding restructured, divested and consolidated CASPI product lines(1)	$1,729	$1,658	$7,059	$6,139
Earnings per diluted share	$0.81	$0.68	$6.81	$2.18
Earnings per diluted share excluding items (2)	$0.90	$0.69	$5.93	$2.82
Net cash provided by operating activities	$390	$193	$764	$494

(1)  For reconciliation to reported sales revenue, see Table 4a in the accompanying fourth-quarter and full-year 2005 financial tables.
(2)  Excluded items described above for fourth quarter and in full year discussion below.  For reconciliation to reported earnings per diluted share, see Table 8 in the accompanying fourth quarter and full year 2005 financial tables.  Also see the Asset Impairments and Restructuring Charges paragraph for additional information.

Operating earnings in fourth quarter 2005 were $112 million compared with operating earnings in fourth quarter 2004 of $46 million. Excluding asset impairments and restructuring charges and other operating income in both periods, operating earnings increased due primarily to higher selling prices and ongoing cost reductions. These positive impacts more than offset higher raw material and energy costs and approximately $12 million of additional costs associated with an operational disruption at the company's Longview, Texas, manufacturing facility. In fourth quarter 2005, raw material and energy costs increased by approximately $100 million compared with fourth quarter 2004.

Sales revenue for fourth quarter 2005 was $1.73 billion, a 4 percent increase over fourth quarter 2004. The increase in sales revenue was due to higher selling prices that more than offset lower sales volume.

Eastman Division Results 4Q 2005 versus 4Q 2004

Coatings, Adhesives, Specialty Polymers and Inks - External sales revenue increased by 14 percent as higher selling prices more than offset lower sales volume. The decline in sales volume was attributed primarily to the differences in seasonal buying patterns for coatings commodity product lines and the unavailability of certain raw materials for the adhesives product lines. Operating earnings increased as higher selling prices and ongoing cost reductions more than offset higher raw material and energy costs.

Performance Chemicals and Intermediates - External sales revenue increased by 10 percent as higher selling prices more than offset lower sales volume. The lower sales volume was primarily due to the impact of an operational disruption at the company's Longview, Texas, cracker facility, industry capacity additions in Asia impacting the resins intermediates product lines and continued competitive activity in the plasticizers product lines. Operating earnings increased as higher selling prices and ongoing cost reductions more than offset lower sales volume and higher raw material and energy costs.

Specialty Plastics - External sales revenue increased by 9 percent as higher selling prices more than offset lower sales volume. Despite higher sales volume for copolyester product lines year-over-year, the segment's overall sales volume declined primarily due to the lower sales volume of acetate used in photographic film. Operating results improved as higher selling prices more than offset an increase in raw material and energy costs, particularly for paraxylene and natural gas, due to the Gulf Coast hurricanes and an increase in expenditures related to growth efforts.

Voridian Division Results 4Q 2005 versus 4Q 2004

Polymers - External sales revenue declined by 6 percent as lower sales volume was partially offset by higher selling prices. The lower sales volume was attributed to several factors: the effects of higher and volatile raw material and energy costs in North America due to the Gulf Coast hurricanes, including the impact of Asian producers taking advantage of their lower raw material costs to increase their exports of PET polymers to North America and customers working down inventories; and low PET polymers industry operating rates in Europe and Latin America. Operating earnings declined slightly year-over-year as higher selling prices and ongoing cost reductions were more than offset by higher raw material and energy costs and lower sales volume.

Fibers - External sales revenue increased by 22 percent as a result of higher selling prices and higher sales volume. Operating earnings increased as the segment continued
to benefit from structural changes in the acetate tow and acetate yarn markets.

Developing Businesses Division Results 4Q 2005 versus 4Q 2004 - External sales revenue for fourth quarter 2005 was $1 million compared with $29 million for fourth quarter 2004. The decline in sales revenue was attributed primarily to the shutdown of Cendian Corporation. Operating results for the fourth quarter 2005 included asset impairments and restructuring charges of $2 million related to the Cendian actions, while fourth quarter 2004 results included asset impairments and restructuring charges of $15 million and other operating income of $7 million.

Corporate FY 2005 versus FY 2004

For full-year 2005, Eastman reported earnings of $6.81 per diluted share compared with full-year 2004 earnings of $2.18 per diluted share. Excluding the items described in the following paragraph for both periods, earnings for full-year 2005 were $5.93 per diluted share, while full-year 2004 earnings were $2.82 per diluted share. For reconciliation to reported results, see Table 8 in the accompanying fourth-quarter and full-year 2005 financial tables.

Included in the results for full-year 2005 were asset impairments and restructuring charges of $33 million, other operating income of $2 million, a gain of $171 million associated with the sale of the company's investment in Genencor International, Inc., a charge of $46 million associated with the early repayment of $500 million in long-term debt, and a net deferred tax benefit of $12 million. Full-year 2004 results included asset impairments and restructuring charges of $206 million, other operating income of $7 million and a net deferred tax benefit of $90 million.

Operating earnings for full-year 2005 were $757 million compared with operating earnings for full-year 2004 of $175 million. Full-year 2005 operating earnings included asset impairments and restructuring charges of $33 million and other operating income of $2 million. Operating earnings for full-year 2004 included asset impairments and restructuring charges of $206 million and other operating income of $7 million. Excluding those items for both periods, operating earnings increased substantially as higher selling prices, a continued focus on more profitable businesses and product lines, and ongoing cost reductions more than offset lower sales volume and higher raw material and energy costs. In 2005, raw material and energy costs increased by approximately $500 million compared to the prior year.

Eastman’s full-year 2005 sales revenue was $7.06 billion, a 7 percent year-over-year increase that was due to higher selling prices. Excluding sales from the restructured, divested and consolidated product lines in the CASPI segment for 2004, sales revenue increased by 15 percent and sales volume was flat for 2005 compared with 2004.

Eastman Division Results FY 2005 versus FY 2004

Coatings, Adhesives, Specialty Polymers and Inks - External sales revenue declined by 16 percent, primarily the result of the divestiture of certain businesses and product lines in third quarter 2004. Sales revenue from continuing product lines increased by 17 percent while sales volume declined by 1 percent in 2005 compared with 2004. The higher sales revenue was primarily due to higher selling prices, which were the result of improved market conditions and efforts to offset higher raw material and energy costs.
For 2005, operating earnings included asset impairments and restructuring charges of $4 million and other operating income of $2 million, while 2004 operating earnings included asset impairments and restructuring charges of $81 million. Excluding those items for both periods, operating earnings increased in 2005 compared with 2004 due to higher selling prices, an increased focus on more profitable businesses and product lines, and ongoing cost reductions that more than offset higher raw material and energy costs. For reconciliation to reported sales revenue and operating earnings, see Table 5 in the accompanying fourth-quarter and full-year 2005 financial tables.

Performance Chemicals and Intermediates - External sales revenue increased by 21 percent, primarily the result of higher selling prices and increased sales volume. The higher selling prices were primarily due to improved market conditions, particularly for intermediates businesses and product lines, and efforts to offset higher raw material and energy costs. Operating earnings for 2005 included asset impairments and restructuring charges of $11 million while 2004 operating earnings included asset impairments  and restructuring charges of $38 million. Excluding those items for both periods, operating earnings increased as higher selling prices, increased sales volume and ongoing cost reductions more than offset higher raw material and energy costs.

Specialty Plastics - External sales revenue increased 12 percent as a result of higher selling prices. Sales volume was flat as increased sales volume for copolyester product lines was offset by lower sales volume of acetate used in photographic film. Operating earnings for 2004 included asset impairments and restructuring charges of $53 million. Excluding those charges, operating earnings declined slightly year-over-year as higher selling prices, improved product mix and ongoing cost reductions were more than offset by higher and volatile raw material and energy costs, primarily due to the impact of the Gulf Coast hurricanes, and an increase in expenditures related to growth efforts.

Voridian Division Results FY 2005 versus FY 2004

Polymers - External sales revenue increased by 15 percent as higher selling prices more than offset lower sales volume. The lower sales volume was attributed to the effects of higher and volatile raw material and energy costs in North America due to the Gulf Coast hurricanes, including the impact of an increase in Asian exports of PET polymers to North America and low industry capacity utilization rates for PET polymers in Europe and Latin America. The 2004 operating earnings included asset impairments and restructuring charges of $13 million. Excluding those charges, operating earnings increased substantially year-over-year as higher selling prices, improved market conditions for polyethylene and for North American PET polymers prior to the Gulf Coast hurricanes, and ongoing cost reductions more than offset higher and volatile raw material and energy costs.

Fibers - External sales revenue increased by 19 percent mainly as a result of higher selling prices and increased sales volume. The increased sales volume was primarily due to the continued positive impact of structural changes in the acetate tow and acetate yarn markets. Operating earnings increased as higher selling prices and increased sales volume more than offset higher raw material and energy costs.

Developing Businesses Division Results FY 2005 versus FY 2004 - External sales revenue for 2005 was $27 million compared with $121 million for 2004. The decline was primarily due to the shutdown of Cendian Corporation. Operating results for 2005 included asset impairments and restructuring charges of $18 million primarily related to the Cendian actions, while 2004 results included asset impairments and restructuring charges of $21 million and other operating income of $7 million. Excluding those items, operating results improved year-over-year due to reduced operating losses associated with Cendian and reduced spending for growth initiatives within the segment.

Asset Impairments and Restructuring Charges

For fourth quarter 2005, asset impairments and restructuring charges totaled $10 million, primarily related to previously impaired sites.  For full-year 2005, asset impairments and restructuring charges totaled $33 million, which included $18 million related to the Developing Businesses Division, primarily the shutdown of Cendian, and $15 million primarily related to previously impaired sites.

Foreign Earnings Repatriation and Provision for Income Taxes

During fourth quarter 2005, the company repatriated $321 million in undistributed foreign earnings under the provisions of the American Jobs Creation Act. Dividends were funded from existing off-shore cash and proceeds from a new credit facility. Fourth-quarter 2005 results included a tax charge of $12 million related to the repatriation and a tax credit of $15 million related to the favorable resolution of prior periods' tax contingencies.

Cash Flow

Eastman generated $764 million in cash from operations in 2005 versus $494 million in 2004. The increase was primarily due to a significant increase in earnings partially offset by higher pension contributions. Contributions to the company’s U.S. defined benefit pension plans were $165 million in 2005 and $3 million in 2004. In second quarter 2005, the company completed the sale of its investment in Genencor for approximately $417 million in net cash proceeds after tax and also completed the early repayment of $500 million of its outstanding long-term debt at a cost of $544 million. In fourth quarter 2005, the company loaned $125 million to the Primester joint venture, which was used to repay third-party borrowings that had been guaranteed by Eastman. Net debt for the company, defined as total borrowings less cash and cash equivalents, declined $636 million in 2005.

Outlook

Commenting on the outlook for first quarter 2006, Ferguson said: “We are off to a good start in the quarter, led by our strong base of earnings which consists of the Fibers, CASPI, and Specialty Plastics segments. Asian imports of PET polymers into North America and challenging market conditions in certain propylene derivatives in the PCI segment are expected to be headwinds. In addition, we anticipate continued high and volatile raw material and energy costs. As a result, we believe the current range of first quarter 2006 analyst estimates on First Call, which is $1.29 to $1.54, reasonably reflects the variability in the quarter with our current expectation being that earnings will be toward the low end of the range."

Eastman will host a conference call with industry analysts on Jan. 27, at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call, go to www.eastman.com, investors, event information, audio archives. To listen via telephone, the dial-in number is 913-981-5509, passcode 5045345.  A telephone replay will be available continuously from 11:00 a.m. Eastern Time, Jan. 27, to 12:00 midnight Eastern Time, Feb. 3, at 888-203-1112, passcode 5045345.

            Eastman manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is the world’s largest producer of PET polymers for packaging; and is a major supplier of cellulose acetate fibers. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2005 sales of $7 billion and approximately 12,000 employees. For more information about Eastman and its products, visit www.eastman.com.

  ##

Forward Looking Statements: This news release includes forward-looking statements concerning current expectations for future economic and business conditions; raw material and energy costs; company strategies, actions and efforts to control and reduce costs and to increase overall selling prices and improve financial performance; the impact of Asian imports on the Polymers segment's North American PET sales; market conditions for certain PCI segment intermediates product lines; and overall selling prices, sales volume, raw material and energy costs and other costs and expenses, and earnings for first quarter 2006 for Eastman and certain of its segments. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2005 and the Form 10-K to be filed for full-year 2005, available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

FINANCIAL INFORMATION
January 26, 2006

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), January 27, 2006.

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 1 - STATEMENTS OF EARNINGS

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts)	2005	2004	2005	2004

Sales	$1,729	$1,658	$7,059	$6,580
Cost of sales	1,450	1,442	5,655	5,602
Gross profit	279	216	1,404	978

Selling and general administrative expenses	115	121	454	450
Research and development expenses	42	38	162	154
Asset impairments and restructuring charges, net	10	18	33	206
Other operating income	--	(7)	(2)	(7)
Operating earnings	112	46	757	175

Interest expense, net	23	27	100	115
Income from equity investment in Genencor	--	--	(173)	(14)
Early debt extinguishment costs	--	--	46	--
Other (income) charges, net	4	--	1	10
Earnings before income taxes	85	19	783	64
Provision (benefit) for income taxes	19	(35)	226	(106)
Net earnings	$66	$54	$557	$170

Earnings per share
Basic	$0.81	$0.69	$6.90	$2.20
Diluted	$0.81	$0.68	$6.81	$2.18

Shares (in millions) outstanding at end of period	81.6	79.3	81.6	79.3

Shares (in millions) used for earnings per share calculation
Basic	81.4	78.1	80.7	77.6
Diluted	82.1	79.2	81.8	78.3

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 2 - OTHER SALES INFORMATION

	Fourth Quarter, 2005
(Dollars in millions)	Gross Sales	Interdivisional Sales	External Sales
Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$323	$1	$322
Performance Chemicals and Intermediates	581	168	413
Specialty Plastics	194	12	182
Total Eastman Division	1,098	181	917

Voridian Division
Polymers	597	22	575
Fibers	264	28	236
Total Voridian Division	861	50	811

Developing Businesses Division
Developing Businesses	1	--	1
Total Developing Businesses Division	1	--	1

Total Eastman Chemical Company	$1,960	$231	$1,729

	Fourth Quarter, 2004
	Gross Sales	Interdivisional Sales	External Sales
Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$283	$1	$282
Performance Chemicals and Intermediates	528	155	373
Specialty Plastics	180	11	169
Total Eastman Division	991	167	824

Voridian Division
Polymers	630	19	611
Fibers	216	22	194
Total Voridian Division	846	41	805

Developing Businesses Division
Developing Businesses	127	98	29
Total Developing Businesses Division	127	98	29

Total Eastman Chemical Company	$1,964	$306	$1,658

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 2 - OTHER SALES INFORMATION (Continued)

	Twelve Months, 2005
(Dollars in millions)	Gross Sales	Interdivisional Sales	External Sales
Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$1,301	$2	$1,299
Performance Chemicals and Intermediates	2,292	665	1,627
Specialty Plastics	766	48	718
Total Eastman Division	4,359	715	3,644

Voridian Division
Polymers	2,606	87	2,519
Fibers	968	99	869
Total Voridian Division	3,574	186	3,388

Developing Businesses Division
Developing Businesses	88	61	27
Total Developing Businesses Division	88	61	27

Total Eastman Chemical Company	$8,021	$962	$7,059

	Twelve Months, 2004
	Gross Sales	Interdivisional Sales	External Sales
Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$1,555	$1	$1,554
Performance Chemicals and Intermediates	1,930	583	1,347
Specialty Plastics	695	51	644
Total Eastman Division	4,180	635	3,545

Voridian Division
Polymers	2,252	69	2,183
Fibers	819	88	731
Total Voridian Division	3,071	157	2,914

Developing Businesses Division
Developing Businesses	545	424	121
Total Developing Businesses Division	545	424	121

Total Eastman Chemical Company	$7,796	$1,216	$6,580

	Fourth Quarter		Twelve Months
(Dollars in millions)	2005	2004	2005	2004

Sales by Region - External Sales
United States and Canada	$1,030	$939	$4,098	$3,723
Europe, Middle East, and Africa	293	330	1,344	1,467
Asia Pacific	245	223	930	785
Latin America	161	166	687	605
	$1,729	$1,658	$7,059	$6,580

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 3 - OPERATING EARNINGS (LOSS), ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES AND OTHER OPERATING INCOME

	Fourth Quarter		Twelve Months
(Dollars in millions)	2005	2004	2005	2004
Operating Earnings (Loss) by Segment and Certain Items
Eastman Division Segments
Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings (loss)	$34	$23	$229	$67
Asset impairments and restructuring charges	1	2	4	81
Other operating income	--	--	(2)	--

Performance Chemicals and Intermediates
Operating earnings (loss)	12	6	161	16
Asset impairments and restructuring charges	7	1	11	38

Specialty Plastics
Operating earnings (loss)	5	(1)	64	13
Asset impairments and restructuring charges	--	--	--	53

Total operating earnings (loss)	$51	$28	$454	$96
Total asset impairments and restructuring charges	$8	$3	$15	$172
Total other operating income	$--	$--	$(2)	$--

Voridian Division Segments
Polymers
Operating earnings (loss)	$13	$14	$159	$25
Asset impairments and restructuring charges	--	--	--	13

Fibers
Operating earnings (loss)	59	36	207	146

Total operating earnings (loss)	$72	$50	$366	$171
Total asset impairments and restructuring charges	$--	$--	$--	$13

Developing Businesses Division Segment
Developing Businesses
Operating earnings (loss)	$(13)	$(26)	$(70)	$(86)
Asset impairments and restructuring charges	2	15	18	21
Other operating (income)	--	(7)	--	(7)

Total operating earnings (loss)	$(13)	$(26)	$(70)	$(86)
Total asset impairments and restructuring charges	$2	$15	$18	$21
Other operating (income)	--	(7)	--	(7)

Eliminations to operating earnings (loss)	$2	$(6)	$7	$(6)

Total Eastman Chemical Company
Total operating earnings (loss)	$112	$46	$757	$175
Total asset impairments and restructuring charges	$10	$18	$33	$206
Total other operating income	$--	$(7)	$(2)	$(7)

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 4a- EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2005	2005	2005	2005	2005

Sales Revenue	$1,762	$1,752	$1,816	$1,729	$7,059
Less: CASPI restructured, divested, and consolidated product lines (1)	--	--	--	--	--
Sales revenue - continuing product lines	$1,762	$1,752	$1,816	$1,729	$7,059

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue	$1,597	$1,676	$1,649	$1,658	$6,580
Less: CASPI restructured, divested, and consolidated product lines (1)	174	193	74	--	441
Sales revenue - continuing product lines	$1,423	$1,483	$1,575	$1,658	$6,139

TABLE 4b- EASTMAN DIVISION DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2005	2005	2005	2005	2005

Sales Revenue	$885	$902	$940	$917	$3,644
Less: CASPI divested/consolidated product lines (1)	--	--	--	--	--
Sales revenue - continuing product lines	$885	$902	$940	$917	$3,644

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue	$886	$943	$892	$824	$3,545
Less: CASPI divested/consolidated product lines (1)	174	193	74	--	441
Sales revenue - continuing product lines	$712	$750	$818	824	$3,104

(1) These businesses and product lines include acrylate ester monomers, composites (unsaturated polyester resins), inks and graphic arts raw materials, liquid resins, powder resins and textile chemicals divested on July 31, 2004 as well as other restructuring, divestiture and consolidation activities that the Company has completed related to these businesses and product lines.

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 5 - CASPI SEGMENT DETAIL OF SALES REVENUE, OPERATING EARNINGS (LOSS) AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2005	2005	2005	2005	2005

Sales Revenue
Sales revenue - CASPI restructured, divested, and consolidated product lines (1)	$--	$--	$--	$--	$--
Sales revenue - continuing product lines	319	325	333	322	1,299
Total sales revenue	$319	$325	$333	$322	$1,299

Operating Earnings (Loss) and Asset Impairments and Restructuring Charges
Operating loss - CASPI restructured, divested, and consolidated product lines (1) (2)	$--	$--	$--	$--	$--
Operating earnings - continuing product lines	67	64	64	34	229
Total Operating earnings (loss)	$67	$64	$64	$34	$229

Asset impairments and restructuring charges - CASPI restructured, divested, and consolidated product lines (1)	$1	$1	$1	$1	$4
Asset impairments and restructuring charges - continuing product lines	--	--	--	--	--
Total asset impairments and restructuring charges	$1	$1	$1	$1	$4

Other operating income - CASPI restructured, divested, and consolidated product lines (1)	$(2)	$--	$--	$--	$(2)
Other operating income - continuing product lines	--	--	--	--	--
Total other operating income	$(2)	$--	$--	$--	$(2)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue
Sales revenue - CASPI restructured, divested, and consolidated product lines (1)	$174	$193	$74	$--	$441
Sales revenue - continuing product lines	265	283	283	282	1,113
Total sales revenue	$439	$476	$357	$282	$1,554

Operating Earnings (Loss) and Asset Impairments and Restructuring Charges
Operating loss - CASPI restructured, divested, and consolidated product lines (1) (2)	$(11)	$(72)	$(2)	$--	$(85)
Operating earnings - continuing product lines	41	48	40	23	152
Total Operating earnings (loss)	$30	$(24)	$38	$23	$67

Asset impairments and restructuring charges - CASPI restructured, divested, and consolidated product lines (1)	5	66	1	--	72
Asset impairments and restructuring charges - continuing product lines	1	3	3	2	9
Total asset impairments and restructuring charges	$6	$69	$4	$2	$81

(1) See note (1) to Table 4a and 4b
(2) Includes allocated costs consistent with the Company’s historical practices, some of which may remain and could be reallocated to the remainder of the segment and other segments.

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 6 - SALES REVENUE CHANGE - EXTERNAL SALES

Fourth Quarter, 2005 Compared to Fourth Quarter, 2004
Change in External Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Eastman Division
Coatings, Adhesives, Specialty Polymers,
and Inks	14%	(7) %	17%	5%	(1) %
Performance Chemicals and Intermediates	10%	(5) %	15%	1%	(1) %
Specialty Plastics	9%	(6) %	15%	1%	(1) %
Total Eastman Division	11%	(6) %	16%	2%	(1) %

Voridian Division
Polymers	(6) %	(18) %	13%	-- %	(1) %
Fibers	22%	8%	15%	-- %	(1) %
Total Voridian Division	1%	(12) %	14%	-- %	(1) %

Developing Businesses Division
Developing Businesses	(95) %	-- %	-- %	(95) %	-- %
Total Developing Businesses Division	(95) %	-- %	-- %	(95) %	-- %

Total Eastman Chemical Company	4%	(9) %	14%	-- %	(1) %

Twelve Months, 2005 Compared to Twelve Months, 2004
Change in External Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Eastman Division
Coatings, Adhesives, Specialty Polymers,
and Inks	(16) %	(30) %	13%	1%	-- %
Performance Chemicals and Intermediates	21%	5%	18%	(2) %	-- %
Specialty Plastics	12%	-- %	12%	-- %	-- %
Total Eastman Division	3%	(11) %	14%	-- %	-- %

Voridian Division
Polymers	15%	(5) %	19%	-- %	1%
Fibers	19%	7%	11%	1%	-- %
Total Voridian Division	16%	(2) %	17%	-- %	1%

Developing Businesses Division
Developing Businesses	(78) %	-- %	(78) %	-- %	-- %
Total Developing Businesses Division	(78) %	-- %	(78) %	-- %	-- %

Total Eastman Chemical Company	7%	(7) %	15%	(1) %	-- %

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 7 - PERCENTAGE GROWTH IN SALES VOLUME

	Fourth Quarter, 2005 Compared to
	Fourth Quarter, 2004
			Total
	External	Interdivisional	Including
	Volume	Volume	Interdivisional

Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	(7)%	(5)%	(7)%
Performance Chemicals and Intermediates	(6)%	(13)%	(8)%
Specialty Plastics	(6)%	(19)%	(7)%
Total Eastman Division	(6)%	(13)%	(8)%

Voridian Division
Polymers	(18)%	(16)%	(18)%
Fibers	8%	9%	8%
Total Voridian Division	(13)%	5%	(10)%

Developing Businesses Division
Developing Businesses	>100%	0%	>100%
Total Developing Businesses Division	>100%	0%	>100%

Total Eastman Chemical Company	-9%

Regional sales volume growth
United States and Canada	(10)%
Europe, Middle East, and Africa	(8)%
Asia Pacific	--%
Latin America	(16)%

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 7 - PERCENTAGE GROWTH IN SALES VOLUME (Continued)

	Twelve Months, 2005 Compared to
	Twelve Months, 2004
			Total
	External	Interdivisional	Including
	Volume	Volume	Interdivisional

Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	(29)%	83%	(29)%
Performance Chemicals and Intermediates	5%	(1)%	3%
Specialty Plastics	0%	(25)%	(4)%
Total Eastman Division	(9)%	(3)%	(8)%

Voridian Division
Polymers	(4)%	3%	(4)%
Fibers	7%	3%	5%
Total Voridian Division	(2)%	3%	(1)%

Developing Businesses Division
Developing Businesses	>100%	0%	>100%
Total Developing Businesses Division	>100%	0%	>100%

Total Eastman Chemical Company	(6)%

Regional sales volume growth
United States and Canada	(4)%
Europe, Middle East, and Africa	(17)%
Asia Pacific	4%
Latin America	(10)%

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 8 - OPERATING EARNINGS, NET EARNINGS, AND EARNINGS PER SHARE RECONCILIATION

OPERATING EARNINGS, NET EARNINGS, AND NET EARNINGS PER DILUTED SHARE

	Fourth Quarter 2005
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$112	$85	$66	$0.81

Certain Items:
Asset impairments and restructuring charges	10	10	7	0.09
Excluding certain items	$122	$95	$73	$0.90

	Fourth Quarter 2004
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$46	$19	$54	$0.68

Certain Items:
Asset impairments and restructuring charges	18	18	11	0.14
Other operating income	(7)	(7)	(11)	(0.13)
Excluding certain items	$57	$30	$54	$0.69

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 8 - OPERATING EARNINGS, NET EARNINGS, AND EARNINGS PER SHARE RECONCILIATION

OPERATING EARNINGS, NET EARNINGS, AND NET EARNINGS PER DILUTED SHARE (continued)

	Twelve Months 2005
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$757	$783	$557	$6.81

Certain Items:
Gain on sale in investment in Genencor	--	(171)	(111)	(1.35)
Early extinguishment of debt costs	--	46	28	0.35
Asset impairments and restructuring charges	33	33	23	0.27
Other operating income	(2)	(2)	(1)	(0.01)
Net deferred tax benefit related to sale of certain businesses, product lines, and assets in the CASPI segment	--	--	(12)	(0.14)
Excluding certain items	$788	$689	$484	$5.93

	Twelve Months Quarter 2004
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$175	$175	$170	$2.18

Certain Items:
Asset impairments and restructuring charges	206	206	151	1.93
Other operating income	(7)	(7)	(11)	(0.14)
Net deferred income tax benefits	--	--	(90)	(1.15)
Excluding certain items	$374	$374	$220	$2.82

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 9 - STATEMENTS OF CASH FLOWS

	Twelve Months
(Dollars in millions)	2005	2004

Cash flows from operating activities
Net earnings	$557	$170

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	304	322
Asset impairments	12	140
Gain on the sale of assets	--	(8)
Income from equity investment in Genencor	(173)	(14)
Early debt extinguishment costs	46	--
Provision (benefit) for deferred income taxes	115	(136)
Changes in operating assets and liabilities:
(Increase) decrease in receivables	60	(133)
(Increase) decrease in inventories	(110)	18
Increase (decrease) in trade payables	71	49
Increase (decrease) in liabilities for employee benefits and incentive pay	(67)	71
Other items, net	(51)	15

Net cash provided by operating activities	764	494

Cash flows from investing activities
Additions to properties and equipment	(343)	(248)
Proceeds from sale of assets	50	127
Proceeds from sale of equity investment in Genencor	417	--
Advance to joint ventures	(125)	--
Additions to capitalized software	(11)	(14)
Other items, net	(6)	(13)

Net cash used in investing activities	(18)	(148)

Cash flows from financing activities
Net increase (decrease) in commercial paper, credit facility and other short-term borrowings	(150)	(19)
Proceeds from long-term borrowings	189	--
Repayment of borrowings	(544)	(500)
Dividends paid to stockholders	(142)	(137)
Proceeds from stock option exercises and other items	100	77

Net cash used in financing activities	(547)	(579)

Net change in cash and cash equivalents	199	(233)

Cash and cash equivalents at beginning of period	325	558

Cash and cash equivalents at end of period	$524	$325

EASTMAN CHEMICAL COMPANY - EMN	January 26, 2006
5:30 PM EDT

TABLE 10 - SELECTED BALANCE SHEET ITEMS

	December 31,	December 31,
(Dollars in millions)	2005	2004

Current Assets	$1,915	$1,768

Net Properties	3,162	3,192

Other Assets	706	879

Total Assets	$5,783	$5,839

Payables and Other Current Liabilities	$1,062	$1,098

Short-term Borrowings	4	1

Long-term Borrowings	1,621	2,061

Other Liabilities	1,479	1,495

Stockholders’ Equity	1,617	1,184

Total Liabilities and Stockholders’ Equity	$5,783	$5,839